Exhibit 23.5

American Appraisal China Limited 1506 Dah Sing Financial Centre 108 Gloucester Road / Wanchai / Hong Kong Tel +852 2511 5200 / Fax +852 2511 9626 Leading / Thinking / Performing

May 27, 2010

Board of Directors

AutoNavi Holdings Limited

18/F, Daheng Scitech Mansion

South Section, No.3 Suzhou Street

Haidian District, Beijing, PRC 100080

Subject: WRITTEN CONSENT OF AMERICAN APPRAISAL CHINA LIMITED

We hereby consent to the references to our name and our final appraisal reports addressed to the board of directors of AutoNavi Holdings Limited (“AutoNavi” or the “Company”), and to references to our valuation methodologies, assumptions and conclusions associated with such reports, in the Registration Statement on Form F-1 of the Company and any amendments thereto (the “Registration Statement”) filed or to be filed with the U.S. Securities and Exchange Commission. We further consent to the filing of this letter as an exhibit to the Registration Statement.

In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements and other data provided by the Company and its representatives. We did not audit or independently verify such financial statements or other data and take no responsibility for the accuracy of such information. The Company determined the fair values and our valuation reports were used to assist the Company in reaching its determinations.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder (the “Act”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act.

Yours faithfully,

/s/ American Appraisal China Limited

AMERICAN APPRAISAL CHINA LIMITED

Valuation / Transaction Consulting / Real Estate Advisory / Fixed Asset Management